Exhibit 99.2

REALNETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RealNetworks, Inc. (the “Company”) entered into a Support Agreement dated August 25, 2020 by and among its 84%-owned subsidiary, Napster, and MelodyVR Group PLC (“MelodyVR”), an English public limited company. The Support Agreement was executed in connection with an Agreement and Plan of Merger by and among Napster, MelodyVR, and a wholly owned subsidiary of MelodyVR. Pursuant to the Merger Agreement, MelodyVR’s subsidiary will merge with and into Napster, with Napster surviving and becoming a wholly owned subsidiary of MelodyVR. Other than as Securityholder Representative, RealNetworks is not a party to the Merger Agreement. On December 30, 2020, the parties completed the transaction. The following unaudited Pro Forma Condensed Consolidated Balance Sheet, as of September 30, 2020, reflects the Company’s financial position as if the Napster sale had occurred on that date, subject to certain exceptions as set forth in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The following unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2019, reflects the Company’s results of operations as if the Napster sale had occurred on January 1, 2019.
These unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes are based upon and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2020. The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet and unaudited Pro Forma Condensed Consolidated Statement of Operations have been prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the Napster sale had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the Company.
In accordance with SEC regulations, the unaudited Pro Forma Condensed Consolidated Financial Statements reflect adjustments to the extent they are directly attributable to the Napster sale, are factually supportable and, for statement of operations purposes, are expected to have a continuing impact on the Company’s result of operations.

The Statement of Operations for the nine months ended September 30, 2020 has been excluded from these Pro Forma Condensed Consolidated Financial Statements. RealNetworks’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2020 presents RealNetworks’ results from continuing operations, with Napster’s results reflected in discontinued operations. No Pro Forma adjustments are required from this presentation.
The Statement of Operations for the twelve months ended December 31, 2018 has been excluded from these Pro Forma Condensed Consolidated Financial Statements. As of December 31, 2018, RealNetworks’ owned approximately 42% of the issued and outstanding stock of Napster and accounted for this investment using the equity method of accounting. The financial impact of RealNetworks’ ownership in Napster for the twelve months ended December 31, 2018 was a net loss of $0.8 million and was reported in RealNetworks’ 2018 Form 10-K, Consolidated Statement of Operations, Equity in net loss of Napster investment financial statement line item. RealNetworks’ Pro Forma net loss excluding the impact of the equity method investment in Napster for the twelve months ended December 31, 2018 would have been $24.2 million, or a net loss of $0.64 per basic and diluted share. No other Pro Forma adjustments are required from this presentation.
The “Historical” column in the unaudited Pro Forma Condensed Consolidated Financial Statements reflects the Company’s historical financial statements for the periods presented and does not reflect any adjustment related to the Napster sale and related events except the unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2020, which reflects discontinued operations accounting. This is further described in our Quarterly Report on Form 10-Q for the period ended September 30, 2020.
The “Napster” column in the unaudited Pro Forma Condensed Consolidated Balance Sheet is derived from the estimated assets sold and liabilities assumed by MelodyVR and is reported as assets and liabilities of discontinued operations in our September 30, 2020 Condensed Consolidated Balance Sheet. The “Other Pro Forma Adjustments” column in the unaudited Pro Forma Condensed Consolidated Balance Sheet reflects other effects of the Napster sale, including cash and equity proceeds received at the close of the Napster sale, repayment of debt and estimated transaction costs incurred in connection with the Napster sale.
The “Napster” column in the unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2019 represents the results of business and other corporate charges that are directly attributable to Napster.

REALNETWORKS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2020
(In thousands, except per share data)

	Historical	Napster(1)	Other Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$13,245	$—	$6,687	(2)	$19,932
Trade accounts receivable, net	13,015	—	—		13,015
Deferred costs, current portion	364	—	—		364
Prepaid expenses and other current assets	3,552	—	—		3,552
Current assets of discontinued operations	89,547	(89,547)	—		—
Total current assets	119,723	(89,547)	6,687		36,863
Net equipment, software, and leasehold improvements	1,936	—	—		1,936
Operating lease assets	8,726	—	—		8,726
Restricted cash equivalents	4,630	—	—		4,630
Other assets	973	—	13,636	(3)	14,609
Deferred costs, non-current portion	71	—	—		71
Deferred tax assets, net	781	—	—		781
Goodwill	17,073	—	—		17,073
Total assets	$153,913	$(89,547)	$20,323		$84,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,398	$—	$—		$3,398
Accrued and other current liabilities	25,272	—	—	(4)	25,272
Deferred revenue, current portion	2,302	—	—		2,302
Current debt	3,900	—	(3,900)	(5)	—
Current liabilities of discontinued operations	70,713	(70,713)	—		—
Total current liabilities	105,585	(70,713)	(3,900)		30,972
Deferred revenue, non-current portion	46	—	—		46
Deferred tax liabilities, net	1,076	—	—		1,076
Long-term lease liabilities	6,672	—	—		6,672
Long-term debt	2,883	—	—		2,883
Other long-term liabilities	2,243	—	—		2,243
Total liabilities	118,505	(70,713)	(3,900)		43,892
Shareholders’ equity:
Preferred stock, $0.001 par value:
Series A: authorized 200 shares, no shares issued and outstanding	—	—	—		—
Series B: authorized 8,100 shares; issued and outstanding 8,065 shares	8	—	—		8,000
Undesignated series: authorized 51,700 shares	—	—	—		—
Common stock, $0.001 par value, authorized 250,000 shares; issued and outstanding 38,275 shares	38	—	—		38
Additional paid-in capital	655,143	—	—		655,143
Accumulated other comprehensive loss	(61,717)	—	—		(61,717)
Accumulated deficit	(557,002)	—	5,389	(6)	(551,613)
Total shareholders’ equity	36,470	—	5,389		41,859
Noncontrolling interests	(1,062)	—	—		(1,062)
Total equity	35,408	—	5,389		40,797
Total liabilities and equity	$153,913	$(70,713)	$1,489		$84,689

REALNETWORKS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In thousands, except per share data)

	Historical	Napster(1)	Pro Forma
Net revenue	$172,113	$106,311	$65,802
Cost of revenue	103,127	85,901	17,226
Gross profit	68,986	20,410	48,576
Operating expenses:
Research and development	34,848	6,998	27,850
Sales and marketing	32,778	9,762	23,016
General and administrative	31,305	8,485	22,820
Restructuring and other charges	2,498	544	1,954
Total operating expenses	101,429	25,789	75,640
Operating loss	(32,443)	(5,379)	(27,064)
Other income (expenses):
Interest expense	(636)	(636)	—
Interest income	131	33	98
Gain (loss) on equity investments, net	12,338	—	12,338
Other income (expenses), net	420	318	102
Total other income (expenses), net	12,253	(285)	12,538
Loss before income taxes	(20,190)	(5,664)	(14,526)
Income tax expense	1,068	366	702
Net loss including noncontrolling interest	(21,258)	(6,030)	(15,228)
Net loss attributable to noncontrolling interest	(1,257)	(1,094)	(163)
Net loss attributable to RealNetworks	$(20,001)	$(4,936)	$(15,065)
Net loss per share attributable to RealNetworks - Basic	$(0.53)		$(0.40)
Net loss per share attributable to RealNetworks - Diluted	$(0.53)		$(0.40)
Shares used to compute basic net loss per share	37,944		37,944
Shares used to compute diluted net loss per share	37,944		37,944

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.The assets and liabilities of Napster are presented as discontinued operations in our quarterly report on Form 10-Q, for the period ended September 30, 2020. The results for the nine months ended September 30, 2020 have been excluded as the Quarterly Report on Form 10-Q for the nine months ended September 30, 2020 reflected Napster as discontinued operations.
2.Reflects the net cash proceeds of approximately $15.0 million received in connection with the Napster sale, less funds held in an indemnity escrow of $3.0 million, repayment of debt of $3.9 million and payment of $1.4 million in transaction costs.
3.Reflects the estimated fair value of MelodyVR common stock remaining with the Company upon the closure of the Napster sale of $10.6 million and the 18-month indemnity escrow of $3.0 million. The indemnity escrow is subject to claims brought by MelodyVR and which may result in less funds available to the Company at the end of the escrow period.
4.The Company has a contingent consideration liability related to the January 2019 Napster acquisition. The Company expects to use $4.8 million of value from the proceeds of the Napster sale, including shares of MelodyVR common stock valued at the closing of the merger, as payment for this obligation. Due to the uncertainty of the payment/share transfer timing, no adjustment has been made to the unaudited pro forma condensed consolidated balance sheet at September 30, 2020.
5.Represents the repayment of the outstanding balance of RealNetworks and Napster’s revolving line of credit with cash proceeds received in connection of the Napster sale.
6.Reflects the estimated gain related to the Napster sale as of September 30, 2020. The gain was partially offset by estimated transaction costs of $1.4 million. The actual net gain may differ from the pro forma estimated gain due to the difference in timing between the assumed closing date for the unaudited Pro Forma Condensed Consolidated Financial Statements and the actual closing date of December 30, 2020. In addition, the actual gain on sale may differ from the pro forma estimated gain as additional information about the assets sold and liabilities assumed becomes available. Such changes could be significant. The following table reflects the components of the gain (amounts in millions).

Cash and MelodyVR equity proceeds	$25,610
Net assets sold to MelodyVR	18,834
Estimated gain on sale before transaction costs	6,776
Estimated transaction costs	(1,387)
Total pro forma change to accumulated deficit	$5,389